Exhibit 10.1

EXECUTION COPY

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement (“Agreement”) is made in Jerusalem 24th day of November 2022 (the “Effective Date”), by and between YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the first part, and LIPOVAC LTD., Company No. 516352408, of 10 Dover Shalom, Beit Shemesh, Israel (the “Company”), of the second part (each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	In the course of theresearch conducted by Prof. Yechezkel Barenholz (the “Researcher”), at the University (as defined in Section 1 below), the Researcher is developing technology comprising liposomal Mupirocin and Colistin to treat different medical indications, as more fully described in the patent applications and patents listed in Appendix A (collectively, the “Existing Patents”).

WHEREAS:	The Company (i) is interested in the performance of additional research, by and under the supervision of the Researcher at the University, as specified in the research program(s) attached to this Agreement as Appendix B; and (ii) is willing to finance the performance of such research program(s) in accordance with the budget(s) and terms of payment set forth in Appendix B.

WHEREAS:	Pursuant to the regulations of the University, the rights and title to all inventions, know-how and the results of research created by scientists of the University vest solely with Yissum, including the technology developed by the Researcher as aforesaid, all in accordance with the terms of this Agreement.

WHEREAS:	The Company wishes to obtain a license from Yissum for the development and commercialization, in the Field, of the inventions covered by the Existing Patents, as well as the results of the research conducted under this Agreement and Yissum agrees to grant the Company such a license, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendixes to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms and the use of the term “or” shall mean “and/or” and any reference to the term “sale” shall include the sale, lease, rental, or other disposal of any Product not including samples distribution with no income, replacements and similar other Product disposal which the company did not receive any money compensation for the Product.

1.3.	The headings of the Sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.	“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. “Control” shall mean the holding of more than fifty percent (50%) of (i) the equity, or (ii) the voting rights, or (iii) the right to elect or appoint directors.

Mupirocin R&L AGREEMENT

1.4.2.	“Arbitrator” shall mean a licensed lawyer experienced in the field of medical products and devices who has been in continuous legal practice for a minimum of twenty (20) years selected by the Company and Yissum.

1.4.3.	“Development Plan” shall mean the written plan and timetable written plan and timetable to be prepared by the Company as set forth in Section 5.1 below to be attached hereto as Appendix C, and any amendment thereof, for the development and the commercialization of the Products.

1.4.4.	“Development Results” shall mean the results of activities carried out by the Company or by third parties (other than the Researcher and his team or any other University employee) at the direction of the Company pursuant to the Development Plan or otherwise in fulfillment of the Company’s obligations hereunder (including its development obligations under Section 5 below), including any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result, which do not form part of the Licensed Technology, and further including any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained, by the Company, an Affiliate or Sublicensee in respect of the Products, as well as any other information, data, material, results, devices and know-how arising from the performance of the Development Plan.

1.4.5.	“Field” shall mean (a) all human medical applications; and (b) should the Company exercise its option as set forth in Section 3.3 below, all veterinary applications of the Licensed Technology

1.4.6.	“First Commercial Sale” shall mean the first sale of a Product by the Company, an Affiliate or a Sublicensee after the receipt of any required regulatory approval to market and sell such Product.

1.4.7.	“Know-How” shall mean any non-public, proprietary, tangible or intangible information, techniques, technology, practices, trade secrets, inventions, methods, processes, knowledge, ancillary materials, results or devices (whether patentable or not) developed by the Researcher, prior to the execution of this Agreement, and directly related to the subject matter claimed in the Existing Patents, and belonging to Yissum and described generally in Appendix A.

1.4.8.	“License” shall have the meaning set forth in Section 3.1 below.

1.4.9.	“Licensed Patents” shall mean (i) the Existing Patents as described in Appendix A, and any patent application that claims priority therefrom; (ii) future patent applications claiming the Research Results and all divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”) (within the meaning of such term under Council Regulation (EU) No. 1768/92), or any other similar statutory protection, and any provisional applications, national, regional, PCT or similar applications (iii) any and all patents issuing from, and patentable inventions, methods, processes, and other subject matter disclosed or claimed in, any or all of the foregoing as well as any additional patents or additional non patentable inventions, methods, processes, know-how and other subject matter disclosed or claimed in, any and all of the foregoing, in any jurisdiction; and (iii) Yissum’s ownership interest in any Joint Patent, as defined below.

1.4.10.	“Licensed Technology” shall mean the Know-How, the Research Results and the Licensed Patents, including Yissum’s ownership interest in any Joint Patents (as defined below).

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1.4.11.	“Net Sales” shall mean:

(a)	the gross sales price received for sales of Products by the Company, an Affiliate or Sublicensee to a third party; or

(b)	the fair market value of non-monetary consideration received in connection with such sales;

after deduction of: (i) commercially reasonable discounts, rejections, retroactive price deductions and return credits to the extent taken by third parties; and (ii) sales taxes, including VAT paid by customers for transfer in full to applicable tax authorities; provided that the deductions listed in (i) and (ii) above shall be directly related to the sale of Products were awarded within the regular running of the business of the Company, Affiliate or Sublicensee. For the sake of clarity, any payment or rebate received by the Company, an Affiliate or Sublicensee from any governmental agency directly in relation to the sales shall be considered as Net Sales.

In the event of sales of Products made through a distributor, or marketing agent where the transfer to such distributor or marketing agent was made for a price certain without the Company, Affiliate or Sublicensee being entitled to any further compensation for such transfer based upon the price at which the distributor or marketing agent sells Products to a third party, the sales made by such distributor or marketing agent to a third party shall not be deemed gross sales for the purposes of this Agreement. Rather, the gross sales shall be the amounts received for Products transferred to such distributor or marketing agent by the Company, an Affiliate or Sublicensee, less any commissions paid to such distributor or marketing agent by the Company, an Affiliate or a Sublicensee.

In the event of sales or deductions not made at “arms-length”, then for the purpose of calculation of Royalties (as defined below) to Yissum, Net Sales shall be calculated in accordance with arms-length prices for sale of Products to an independent third party purchaser and arms-length deductions, to be determined by the current market conditions, or in the absence of such conditions, according to the assessment of an independent appraiser to be selected by the Parties.

1.4.12.	“Products” shall mean any product, process or service, the development, manufacture, provision or sale of which, in whole or in part (i) uses, exploits, comprises, contains, improves upon or incorporates the Licensed Technology or any part thereof, or uses the Licensed Technology as a basis for subsequent modifications; or (ii) but for the License (as defined below) would infringe any Valid Claim of a Licensed Patent; provided that any dispute between the Parties as to whether a Product infringes a Valid Claim of any Licensed Patent shall be submitted for resolution to the Arbitrator.

1.4.13.	“Representatives” shall mean employees, researchers, officers, agents, subcontractors, consultants, or any other person or entity acting on a Party’s behalf.

1.4.14.	“Research” shall mean the research conducted by the Researcher on behalf of the Company pursuant to a Research Program, as may be agreed to by the Parties hereto.

1.4.15.	“Researcher” shall mean Prof. Yechezkel Barenholz, or such other person as determined and appointed from time to time by Yissum and agreed by the Company to supervise and to perform the Research, if applicable.

1.4.16.	“Research Budget” shall mean the budget for the Research Program(s) that will be prepared by the Researcher and approved by the Company set forth in Appendix B.

1.4.17.	“Research Program” shall mean the program to be prepared by the Researcher and approved by the Company within one hundred and twenty (120) days of the Effective Date and attached hereto as Appendix B, under which Research shall be funded by the Company as herein provided and shall be carried out and conducted by the Researcher.

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1.4.18.	“Research Results” shall mean all results of the Research, including, but not limited to, information, inventions, whether patentable or not materials, devices, production methods, formulas or other know-how arising therefrom.

1.4.19.	“Royalties” shall have the meaning set forth in Section 7.2 below.

1.4.20.	“Subcontracting Agreement” shall mean (i) a bona fide subcontracting agreement with a subcontractor in which the Company must grant the subcontractor the right to make use of the Licensed Technology on behalf of the Company, and for which use the Company is required to pay or otherwise compensate the subcontractor, including, but not limited to, manufacturing or developing any of the Products (or part thereof); or (ii) a bona fide arms-length research agreement, pursuant to which an academic or research institution is engaged for the purpose of performing research, on the Company’s behalf, for the development of any of the Products (or part thereof); provided that in no event shall the consideration (if any) therefor comprise any Products; and further provided that such subcontracting agreement in (i) and (ii) above shall contain terms substantially as protective in relation to the Licensed Technology, as the terms of this Agreement; and the term “Subcontractor” shall be construed accordingly.

1.4.21.	“Sublicense” shall mean any grant by the Company or its Affiliates of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology or any Product, for which grant the recipient of the Sublicense is required to pay the grantor of the Sublicense (or the grantor’s related entity), excluding a Subcontracting Agreement.

1.4.22.	“Sublicense Consideration” shall mean any proceeds or consideration or benefit of any kind whatsoever, other than royalties on Net Sales payable by a Sublicensee to the Company, that the Company or an Affiliate receives from a Sublicensee as a direct or indirect result of the grant of a Sublicense or an option for a Sublicense.

1.4.23.	“Sublicense Fees” shall have the meaning set forth in Section 7.6 below.

1.4.24.	“Sublicensee” shall mean any third party to whom the Company or an Affiliate shall grant a Sublicense or an option for a Sublicense. For the sake of clarity, Sublicensee shall include any other third party (other than a Subcontractor) to whom such rights shall be transferred or assigned, or who may assume control thereof by operation of law or otherwise.

1.4.25.	“Territory” shall mean worldwide.

1.4.26.	“Third Party Royalties” shall mean royalties or other consideration paid by the Company or an Affiliate to a third party for the license of patents which are necessary to enable the Company or an Affiliate to exercise the License without infringing such third party’s patents or other proprietary rights, provided that the duty to pay the royalty to such third party has been established at arm’s-length and in good faith and is set out in a written agreement, a copy of which is provided to Yissum.

1.4.27.	“University” shall mean the Hebrew University of Jerusalem and each of its branches.

1.4.28.	“Valid Claim” shall mean a claim in a Licensed Patent, which has not been disallowed, revoked, or held unenforceable, unpatentable or invalid by a final decision of a court or other governmental agency of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise.

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2.	The Research; Option to Include Additional Research Programs

2.1.	The Company hereby retains Yissum to obtain the performance of the Research in accordance with the Research Program(s).

2.2.	The Company shall finance performance of the Research Program(s) in accordance with the Research Budget or any amendments thereof as may be agreed upon by the Company and Yissum (the “Research Fee”) “), subject to any earlier termination of the Research pursuant to Section 2.3 below, shall be payable in accordance with the payment schedule mutually agreed upon by the Parties. For the avoidance of doubt, the Research Program will not begin until the Company has paid the first payment set forth in Appendix B.

2.3.	Initially, the Company intends to only finance one Research Program based on the invention disclosed in Yissum Patent #4129 (described in Appendix A). The Company shall have the option at any point from the Effective Date until six (6) months from the end of the first Research Program to require Yissum to obtain the performance of additional Research by the Researcher directed to the inventions disclosed in the other Existing Patents, without any additional charge.

2.4.	The Research Program(s) shall be conducted under the supervision of the Researcher, together with University staff chosen by the Researcher and approved by the designated officer of the Company, which approval shall not be unreasonably withheld or delayed. The Researcher shall provide the curricula vitae of the chosen University staff to the Company PM (as defined below) and the Company will be generally introduced to the Research Staff, which shall at all times be reasonably acceptable to the Company. For the avoidance of doubt, the Parties intend that the University staff will devote the majority of their time to the Research, as set forth in the Research Program. Should the Researcher be unable to complete the Research for any reason, Yissum shall notify the Company of the identity of a suitable replacement researcher. If the Company does not object in writing to the replacement researcher on reasonable grounds within thirty (30) days of this notification, the substitute researcher shall be deemed acceptable to the Company.

2.5.	For the avoidance of doubt, should the Company wish to place its employees or other service providers in the laboratories of the Researcher on any campus of the University in connection with the Research or any other aspect of this Agreement it shall have the right to do so after executing a separate agreement with Yissum setting out the terms of such placement.

2.6.	The Company shall be entitled, at its sole option and expense, to designate one person, after receiving the Researcher’s prior written approval as to such person, which approval shall not be unreasonably withheld or delayed, to serve as the Company’s project manager in connection with the Research (the “Company PM”). The Company’s PM’s duties shall include, together with the Researcher, the recruitment of persons who will work on the Research, the monitoring of the ongoing activities required by the Research Program, and any other duties that are approved by the Researcher. Yissum agrees that the Company PM shall have the right to have access to the Researcher’s laboratories during normal business hours and subject to prior coordination with the Researcher.

2.7.	The Researcher, in consultation with the Company PM, shall prepare the Research Program which shall be approved by the Company no later than one hundred twenty (120) days following the Effective Date. The Parties agree that the Research Program shall contain specific Research milestones (the “Research Milestones”), the achievement of which (to the reasonable satisfaction of the Company) will trigger the relevant payment of the Research Fee as set forth in Appendix B. The Research Program shall become effective upon written approval by the Company

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2.8.	The Research Program may be adjusted as necessary or desirable only upon the written consent of the Company. All terms and conditions of the License and this Agreement shall apply to such modified Research Program and subsequent Research Results

2.9.	The Company and the Company PM shall be given reasonable access to all written materials, including laboratory notebooks, relating to the Research.

2.10.	For the avoidance of doubt, the Researcher may, where reasonably necessary or appropriate during the Research Period, reallocate the Research Fee among the various expense categories set forth in the Research Budget in Appendix B, provided that such reallocations shall not result in an increase in the overall Research Budget and shall not otherwise adversely affect the Company and the Researcher notifies in writing the Company PM of such reallocations and the basis therefor.

2.11.	Within seven (7) days of the end of each of month Yissum shall present the Company with a brief written report from the Researcher summarizing in reasonable detail the results and progress of the Research during the preceding month. Within fifteen (15) days of the end of each three (3) months of the Research, Yissum shall present the Company with a full written report from the Researcher detailing the results of the Research during the preceding three (3) month period. Within thirty (30) days of the end of the Research Period, Yissum shall present the Company with a final written report from the Researcher summarizing the results of the Research during the Research Period. In all cases, the reports shall be in format reasonably acceptable to the Company.

2.12.	Nothing contained in this Agreement shall be construed as a warranty on the part of Yissum that any results or inventions will be achieved by the Research, or that the Research Results, if any, are or will be commercially exploitable. Yissum makes no warranties whatsoever as to the commercial or scientific value of the Research Results.

2.13.	Should the Company choose to (a) retain the services of the Researcher or any other employee of the University in connection with the Research or the License; or (b) grant any benefit, including cash payments or securities of any kind, to the Researcher or any other employee of the University, it shall do so only through a written agreement executed between the Company and Yissum. Any such agreement will require, among other things, that any intellectual property rights generated under such agreement will be governed by the terms of this Agreement.

3.	The License; Option to Expand Field; Right of First Negotiation

3.1.	Subject to the full performance by the Company of its obligations in all material respects accordance with this Agreement, Yissum hereby grants the Company an exclusive perpetual (subject to the termination provisions set forth in Section 16, below) worldwide license, with the right to sublicense, to make commercial use of the Licensed Technology, in order to develop, manufacture, market, distribute or sell any of the Products, all within the Field, subject to and in accordance with the terms and conditions of this Agreement (the “License”). The foregoing License grant shall include the grant of said License to any Affiliate of Company, which agrees in writing to be subject to the terms and conditions hereof.

3.2.	Notwithstanding the provisions of Section 3.1, above, Yissum, on behalf of the University, shall retain the right to make, use and practice the Licensed Technology for the University’s own non-commercial research and educational purposes as long as such activity is not intended to generate new intellectual property. In case of such activity does generate new intellectual property, the new intellectual property will be included in the License under this Agreement without requiring the change of this Agreement’s commercial or other terms and at no additional charge or cost to the Company.

3.3.	Option to Expand the Field. The Company shall have the option at any point from the Effective Date until six (6) months from the end of the first Research Program to require Yissum to expand the Field to all veterinary applications of the Licensed Technology (the “Veterinary Field”) provided that it submits a written development plan indicating how it intends to fund the development and commercialization of the Licensed Technology in the Veterinary Field, including, where appropriate the provision of funding for research at the University.

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3.4.	Right of First Negotiation. If, during the term of this License, Yissum wishes to license or otherwise divest any know-how, patents, patent applications or other proprietary rights that are directly related to the technologies claimed in the Licensed Patents, Yissum will first provide written notice of that intention to the Company, which notice will (i) identify the technology or prospective product(s) to which it applies (the “Related Technology”), and (ii) include a summary describing the status of the research and development of such Related Technology. The Company shall respond in writing to that written notice within thirty (30) days (the “Consideration Period”), either providing notice of its intention to negotiate exclusively or waiving that right; provided, however, that the failure of Company to provide written notice of its intention to negotiate exclusively as described herein within the Consideration Period shall be deemed a waiver of its right of first negotiation with respect to such Related Technology and Yissum shall be entitled to negotiate and enter into an agreement thereof with a third party. If, during the Consideration Period, the Company gives notice of its intention to negotiate exclusively, Yissum and the Company shall negotiate in good faith for a period of not more than ninety (90) days from Yissum’s receipt of the Company’s notice regarding the terms pursuant to which the Company would take rights to the Related Technology.

3.5.	The Company acknowledges that some or all of the Licensed Technology has been developed with the support of the Israel Innovation Authority (the “IIA”) and that the Parties require the IIA’s approval for the grant of the License herein. Therefore, the grant of the License shall not take effect until, and to the extent that, the IIA has issued its approval. Yissum shall be responsible for obtaining such approval, but the Company agrees that it shall assume all obligations imposed on the recipient of the IIA support, including, without limitation, the payment of any fees or penalties due as a result of the subsequent transfer of IIA-supported intellectual property outside the State of Israel.

4.	Term of the License

4.1.	The License shall expire, if not earlier terminated pursuant to the provisions of this Agreement, on a country-by-country, Product-by-Product basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the First Commercial Sale in such country. Should the periods referred to in Subsections (i) or (ii) expire in a particular country prior to the period referred to in Subsection (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period.

4.2.	Upon the expiration of the later of the periods set forth in Subsections (i) through (iii) above (and provided that the License has not been terminated prior thereto), the Company shall have a fully-paid non-exclusive perpetual license to the Know-How, and the Company shall have an irrevocable option to obtain an exclusive license to the Know-How by agreeing to pay Yissum fifty percent (50%) of the consideration set forth in Section 7.3 and 7.6 below, in respect of Net Sales and Sublicense Consideration received during the period of such license which shall continue for a period of two (2) years after termination of the later of the periods as referred to above and shall be renewed automatically for additional successive two (2) year periods, unless the Company or Yissum notifies the other Party in writing prior to the end of the then current two (2) year period that it does not wish the license to be renewed as aforesaid.

5.	Development and Commercialization

5.1.	Subject to the progress of the Research Program, the Company undertakes, at its own expense, to use its reasonable commercial efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in accordance with the Development Plan to be approved by Yissum, which shall be attached to this Agreement as Appendix C within ninety (90) days following the Company’s acceptance in writing of the final formulation of at least one product candidate based on the Research Results. The Development Plan shall set forth specific milestones (the “Development Milestones”) and the date by which they should be achieved but may be modified from time to time by the Company as reasonably required to achieve the development and commercialization goals set forth above. In case of a need to modify dates of the achievement of the Development Milestones set forth in the Development Plan , a prior notice regarding the modification will be sent to Yissum by the Company. All terms and conditions of the License and this Agreement shall apply to the modified Development Plan and subsequent Development Results.

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5.2.	The Company shall (i) provide Yissum with periodic written reports (“Development Reports”) not less than once per year concerning all material activities undertaken in respect of the exercise of the License. The Development Report shall include information sufficient to enable Yissum to ascertain the Company’s progress in meeting the diligence requirements of this Agreement. The Development Report shall describe, where relevant, the achievement of any milestones, the projected – or actual - completion date of the development of Products and the marketing thereof, and shall detail all proposed changes to the Development Plan, including the reasons such changes are proposed. In addition, the Development Report shall include sales forecasts, if any, made by the Company as of the date of the Development Report and a description of any corporate transaction involving the Products or the Licensed Patents.

5.3.	The Company, subject to its sole discretion, shall undertake reasonable commercial efforts to pursue the development and registration of all commercially reasonable indications or uses of the Licensed Technology.

5.4.	If the Company shall not meet the Development Milestones as amended from time to time or shall not commercialize the Products within a reasonable time frame, unless such delay is caused by (i) the requirements of a regulatory or other governmental authority; (ii) force majeure in accordance with Section 17.9, below; (iii) the failure of Yissum to meet a Research Milestone on which the particular unmet Development Milestone was dependent; or (iv) unless the Company and Yissum have agreed in writing to amend the Development Plan, Yissum shall notify the Company in writing of the Company’s failure to meet its obligations of diligence and shall allow the Company sixty (60) days to provide Yissum with a written plan pursuant to which it proposes to cure such failure of diligence. The Company’s failure to provide such written plan within such sixty (60) days to Yissum’s reasonable satisfaction shall be a material breach of this Agreement, entitling Yissum to immediate termination under Section 15.2 below.

5.5.	The Company shall perform all its activities hereunder in accordance with all applicable laws and regulations and shall procure the receipt of all approvals and consents necessary for the performance of its obligations hereunder.

6.	Sublicenses

6.1.	The Company shall be entitled to grant Sublicenses under the License on terms and conditions consistent with the terms and conditions of this Agreement (except that the consideration may differ than the consideration set forth in this Agreement) to (i) an Affiliate or (ii) a third party for consideration and in an arms-length transaction. All Sublicenses and amendments to those Sublicenses granted by the Company must be in writing and a copy of such written agreements must be provided to Yissum within ten (10) days after their execution.

6.2.	If the Company is unable or unwilling to serve or develop a potential market or market territory for which there is another party willing to be a Sublicensee, the Company shall, at Yissum’s request, negotiate in good faith a Sublicense with such party.

6.3.	Any Sublicense shall be dependent on the validity of the License and shall terminate upon termination of the License.

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6.4.	The Company shall ensure that any Sublicense shall include material terms that require the Sublicensee to comply with the terms of this Agreement, including, Section 14 below, the breach of which terms shall be a material breach resulting in termination of the Sublicense. In such an event, the Company undertakes to take all commercially reasonable steps to enforce such terms upon the Sublicensee, including the termination of the Sublicense. In all cases, the Company shall immediately notify Yissum of any breach of the material terms of a Sublicense and shall copy Yissum on all correspondence with regard to such breach.

Furthermore, in the context of any Sublicense, the Company will obtain an agreement from the relevant Sublicensee that such Sublicensee may only use the Licensed Technology and any related information received from the Company in connection with the further development or commercialization of a Product pursuant to the terms of the Sublicense agreement and will keep same confidential.

The Company shall require each Sublicensee to provide the Company with regular written royalty reports that include at least the detail that the Company is required to provide pursuant to Section 8.2 below. Upon request, the Company shall provide such reports to Yissum

6.5.	Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to promptly cure, including termination of the Sublicense, shall constitute a breach of this Agreement by the Company.

7.	License Consideration

In consideration for the grant of the License, the Company shall pay Yissum the following consideration during the term of the License:

7.1.	An irrevocable, non-creditable, and non-refundable License fee in the amount of thirty-five thousand US Dollars (US$35,000), to be paid within thirty (30) days of the Effective Date.

7.2.	Royalties shall be paid at the rate of three percent (3%) of Net Sales (the “Royalties”).

Notwithstanding the foregoing, the following provisions shall apply with respect to reductions in the Royalties payments (the “Reductions”):

Generic Competition: In the event that during the Term of the License (as defined in Section 4 above), there is any Generic Competition (as defined below) with respect to a particular Product in a particular country in which such Product is being sold, and for so long as such Generic Competition persists, the royalty amount payable to Yissum for sales of such Product (only) in such country (only) shall be reduced by fifty percent (50%).

For purposes of illustration only, if Yissum would be entitled to receive Royalties of $100 on account of Net Sales for a Product in a specific country, then in the event that there exists Generic Competition with regards to such Product in that specific country, Yissum will be entitled to receive Royalties of $50.

For this Section 7.2 only “Generic Competition” shall mean, with respect to a particular Product in a particular country, when (a) one or more Generic Product(s) are being marketed in such country; and (b) there are no Valid Claims or other regulatory/statutory exclusivity covering the particular Product in such country.

“Generic Product” shall mean a product (a) containing an active pharmaceutical ingredient or component that is bio-equivalent to the active ingredient or component in a particular Product being sold in a particular country; (b) that has obtained regulatory approval by means of establishing bio-equivalence to such Product; (c) that is legally marketed in such country by an entity other than the Company, its Affiliates or Sublicensees and (d) that at the end of the applicable calendar year, due to the marketing and sales of the Generic Product, there is a reduction in the volume of sales of the particular Product in such country by the Company, its Affiliates or Sublicensees, in comparison to the previous calendar year, by at least thirty percent (30%).

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Third Party Royalties: If the Company is required to pay Third Party Royalties on one or more Products, it may reduce the Royalties payable to Yissum on such Product or Products by no more than fifty percent (50%) of such Third-Party Royalty, provided, however, in no case shall the Royalties payable to Yissum be reduced to less than one and a half percent (1.5%).

7.3.	Beginning on the first anniversary of the Effective Date and each anniversary thereafter, the Company shall pay Yissum an annual License maintenance fee of thirty-five thousand US Dollars (US$35,000) (the “License Maintenance Fee”) within thirty (30) days after each anniversary of the Effective Date. The License Maintenance Fee is non-refundable but shall be credited each year against Royalties payable on account of Net Sales made during that year. Notwithstanding the foregoing, the Company shall not be required to pay the License Maintenance Fee in any year if during the preceding year it paid at least one hundred thousand US dollars (US$100,000) to Yissum for the conduct of the Research or any additional research services directed to the Licensed Technology.

7.4.	The Company shall pay Yissum the following amounts in connection with the achievement of the following milestones per each Product (each, a “Milestone”) whether by the Company, an Affiliate or a Sublicensee:

Milestone	Payment
Upon First patient enrolled in a Phase I Clinical Trial	US$	150,000
Upon First patient enrolled in a Phase II Clinical Trial	US$	300,000
Upon First patient enrolled in a Phase III Clinical Trial	US$	450,000
Upon First Commercial Sale in either Europe or the US, the earlier to occur of the two	US$	600,000

7.5.	Sublicense fees at a rate of fifteen percent (15%) of Sublicense Consideration.

8.	Reports and Accounting

8.1.	One (1) month after the end of each calendar year commencing from the earliest of (i) the First Commercial Sale; (ii) the grant of a Sublicense or receipt of Sublicense Consideration; or (iii) the occurrence of a Milestone, the Company shall furnish Yissum with a yearly report (“Periodic Report”), certified as being correct by the Chief Financial Officer of the Company, detailing the total sales and Net Sales effected during the preceding year, the total Sublicense Consideration received during the preceding year and the total Royalties, Sublicense Fees and, if relevant, any payments on account of the achievement of Milestone due to Yissum in respect of that period. Once the events set forth in Subsection (i), (ii) or (iii) above, have occurred, Periodic Reports shall be provided to Yissum whether or not Royalties, Sublicense Fees or payments on account of the achievement of Milestone are payable for a particular calendar year. The Periodic Reports shall contain particulars in reasonable detail of all sales made by the Company, Affiliates or Sublicensees and of all Sublicense Consideration received, including a breakdown of the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

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8.2.	The Company shall pay the amounts due to Yissum for the reported period within thirty (30) days of the presentation of the Periodic Report against an invoice issued by Yissum for such amounts. All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign exchange rate reported by the Bank of Israel on the last working day of the calendar year. Payment of value added tax or any other tax, charge or levy applicable to the payment to Yissum of the consideration as detailed in Section 7 above, shall be borne by the Company and added to each payment in accordance with the statutory rate in force at such time. Yissum will issue a suitable legal invoice including VAT immediately after receiving the Periodic Report and prior to payment being transferred to Yissum’s bank account. All payments made to Yissum by an Israeli entity shall be made without the withholding of any taxes, provided that Yissum shall supply such Israeli entity, at its request, with a tax certificate indicating an official exemption from tax withholding ( מס מניכוי פטור במקור), for so long as Yissum has such a certificate. For the avoidance of doubt, if Yissum does not supply such certificate, the Israeli entity shall withhold taxes according to applicable law. All other payments to Yissum by non-Israeli entities shall be made without the withholding of any taxes. Payments may be made by check or by wire transfer to the following account:

Name of Bank: Hapoalim

Bank Key: 12

Bank’s address: 1 Hamarpe Street, Jerusalem, Israel

Branch: Jerusalem Business Branch - 436

Bank account Number: 12-436-142-155001

Swift Code: POALILIT

IBAN: IL56-0124-3600-0000-0155-001 (for payment from Europe only)

8.3.

The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with applicable IFRS or GAAP accounting standards as required by the relevant accounting authorities enabling the Royalties and Sublicense Fees to be calculated accurately. Starting from the first calendar year after the First Commercial Sale, or the first grant of a Sublicense, whichever occurs first, an annual report, authorized by a certified public accountant, shall be submitted to Yissum within ninety (90) days of the end of each calendar year, detailing Net Sales and Sublicense Consideration, Royalties and Sublicense Fees, both due and paid (the “Annual Reports”).

The Company shall, and shall require and cause its Affiliates and Sublicensees to, retain such books of account for the period demanded from each of the entities, according to the local relevant law and regulations and no less than five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

8.4.	Subject to the rules and regulations imposed on the Company and any of its Affiliates due to the possibility the Company may become a fully owned subsidiary of a public traded company, Yissum, at its sole expense, shall be entitled to appoint not more than two (2) representatives who must be independent certified public accountants or such other professionals as appropriate (the “Auditors”) to inspect during normal business hours the Company’s books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company or Affiliate (as the case may be) in advance, provided that such inspection shall take place no more than once a year. In addition, Yissum may require that the Company, through the Auditors, inspect during normal business hours the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, and the Company shall cause such inspection to be performed, provided that such inspection shall take place no more than once a year. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Auditors deliver the results of the audit. Any underpayment shall be subject to interest in accordance with the terms of Section 8.5 below. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall, in addition, pay the reasonable cost of such inspection.

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8.5.	Any sum of money due to Yissum which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of annual LIBOR plus five percent (5%) per annum.

9.	Ownership

9.1.	All right, title and interest in and to the Licensed Technology vests and shall vest solely in Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of this Agreement. All rights in the Development Results shall be solely owned by the Company, provided that if an employee of the University, including, without limitation the Researcher, is considered to be an inventor of a patentable invention arising from the Development Results or an employee or other service provider of the Company is considered to be an inventor of a patentable invention arising from the Research Results, then such inventions and all patent applications or patents claiming such inventions shall be owned jointly by the Company and Yissum (“Joint Patents”).

9.2.	Upon the execution of this Agreement, the Company shall execute the letter of assignment attached to this Agreement as Appendix D concerning its interest in any Joint Patents that will provide that such interest will be irrevocably assigned to Yissum if the Company is declared bankrupt, is voluntarily or involuntarily dissolved, or otherwise ceases operations.

10.	Patents

10.1.	The Parties will cooperate in filing, prosecution and maintenance of the Licensed Patents in the Territory, at the Company’s expense (the “Ongoing Patent Expenses”). Each application and every patent registration shall be made and registered in the name of Yissum or, in the case of Joint Patents, made and registered in the name of Yissum and the Company. The Company is entitled to appoint its own patent counsel. Yissum shall have the right, at its sole cost and expense, to have its own patent attorney review any patent-related documents prepared by, or on behalf of, the Company prior to the filing of such documents with any patent office. In the Territories where legally possible the Company will be registered as an owner of an exclusive exploitation license to any such Patent in any Territory.

The Company undertakes and warrants that no amounts utilized by the Company for such payment of Ongoing Patent Expenses or for the reimbursement of Yissum’s past documented expenses and costs relating to the registration and maintenance of the Licensed Patents listed in Appendix A will be (i) funding provided by the Israel Innovation Authority (the “IIA”); (ii) funding that is earmarked as supplementary funding (“mimun mashlim”) for an IIA-approved project; or funding provided to the Company from any other governmental or regulatory institution of the State of Israel.

10.2.	Subject to the above, the Parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications for and registering the patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Licensed Patents.

10.3.	The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other Party. Both Parties shall take all appropriate action to assist the other to extend the duration of a Licensed Patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Licensed Patents.

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10.4.	If the Company is approached by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement, it shall give Yissum immediate notice of such approach. The Company shall only reply to such approaches after consultation with Yissum and subject to its consent.

10.5.	The Company, according to applicable law, shall mark, and shall cause its Affiliates and Sublicensees to mark, all Products covered by one or more of the Licensed Patents with patent numbers (or the legend “patent pending”) applicable to such Product. The Company shall ensure that its Sublicensee complies with the provisions of this Section.

10.6.	If at any time during the term of this Agreement the Company decides that it is undesirable, as to one or more countries, to file, prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least ninety (90) days written notice thereof to Yissum, and upon the expiration of the ninety (90) day notice period (or such longer period specified in the Company’s notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s). As of such time, such patent(s) or application(s) shall be removed from the Licensed Technology. Notwithstanding the foregoing, the Company shall be required to bear the costs and expenses for filing, prosecuting and maintaining the Licensed Patents in at least the following jurisdictions: the United States, China, India, the United Kingdom, Germany, (the “Required Jurisdictions”). Should the Company fail to do so in any one of the Required Jurisdictions, Yissum shall be entitled to terminate this Agreement without any further notice and without any need to compensate the Company in any manner.

10.7.	The foregoing does not constitute an obligation, representation or warranty, express or implied, on the part of Yissum that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation, representation, or warranty, express or implied, on the part of Yissum that a registered patent will be valid or afford any protection. For the avoidance of doubt, nothing in this Agreement constitutes an obligation, representation or warranty, express or implied, on the part of Yissum regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix A or regarding the commercial exploitability or any other value of the Licensed Technology or that the Licensed Technology will not infringe the rights of any third party.

11.	Patent Rights Protection

11.1.	The Company and Yissum shall each inform the other promptly in writing of any alleged infringements by a third party of the Licensed Patents in the Territory, together with any available written evidence of such alleged infringement.

11.2.	To the extent permitted by applicable law, if the Company, its Affiliate or any Sublicensee makes (directly or indirectly), any assertion, application or claim, or initiates or supports (directly or indirectly) any action or proceeding, that challenges the validity, enforceability or scope of any of the Licensed Patents (“Challenge Proceeding”), Yissum will have the right, at any time following the commencement of the Challenge Proceeding, to terminate this Agreement. If the outcome of such Challenge Proceeding is a determination in favor of Yissum, Company will reimburse Yissum for all expenses incurred by Yissum (including reasonable attorneys’ fees and court costs) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Company, Company will have no right to recoup any Royalties or Sublicense Fees paid before or during such Challenge Proceeding.

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11.3.	The Company, its Affiliate or Sublicensee shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents against any infringement of such Licensed Patents. Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall give careful consideration to the views of Yissum in making its decision whether or not to initiate any legal action and, if relevant, make these views known to its Affiliate or Sublicensee. The Company shall, or, if relevant, shall ensure that its Affiliate or Sublicensee shall, continuously keep Yissum apprised of all developments in the action and shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, and shall seek Yissum’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents. Yissum, the Researcher and his team will cooperate with the Company or any of its Affiliates or Sublicensee, in regard to any action required or taken to enforce the Licensed Patents. Without diminishing of the above, such cooperation and assistance will include preparing expert opinion oral or written regarding the infringement, preparing such opinion for legal proceeding, attending legal proceeding if required, giving any and all relevant information as asked by the Company and any of its Affiliates or Sublicensees.

11.4	If the Company, its Affiliate or its Sublicensee elects to commence an action as described above and Yissum is a legally indispensable party to such action (being the registered owner of the infringed patent rights), Yissum, may be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

(a)	the Company shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Company for review, and all Yissum’s comments in respect thereof will be taken into account;

(b)	any reasonable out-of-pocket expenses are incurred by Yissum in connection with an action where it was joined a co-plaintiff, including all legal and litigation related fees and expenses, all out-of-pocket expenses for external assistance required to comply with any discovery or other motions and any costs or amounts awarded to the counterparties in such action(s) shall be borne by the Company;

(c)	if Yissum shall determine that a conflict of interest exists between the Company and Yissum, Yissum shall be entitled, at its own expense, to appoint its own counsel to represent it in such litigation; and

(d)	If Yissum is not required by law to be joined as a co-plaintiff, Yissum, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff at its own initiative and shall jointly control the action with the Company, its Affiliate or its Sublicensee. Irrespective of whether Yissum joins any such action as described above it shall provide reasonable cooperation to the Company, its Affiliate or its Sublicensee.

11.5	The Company shall bear all costs, expenses and awards incurred by or awarded against Yissum, with respect to any action filed against Yissum alleging that an action initiated by the Company pursuant to the terms of this Section 11 regarding to or based on the Licensed Patents was anticompetitive, malicious, or otherwise brought for an improper purpose, whether by a counterparty to such action or by any third party.

11.6.	If the Company, its Affiliate or its Sublicensee does not bring an action against an alleged infringer pursuant to Section 11.3, above, or has not commenced negotiations with said infringer for discontinuance of said infringement within one hundred and eighty (180) days after learning of said infringement, Yissum shall have the right, but not the obligation, to bring an action for such infringement at its own expense, and retain all proceeds from such action. If the Company has commenced negotiations with said infringer for the discontinuance of said infringement within such one hundred and eighty (180) day period, the Company shall have an additional period of ninety (90) days from the end of the first one hundred and eighty (180) day period to conclude its negotiations before Yissum may bring an action for said infringement.

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11.7.	No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered without the consent of Yissum, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt and notwithstanding anything to the contrary herein, should Yissum bring an action as set forth in Section 11.6 above, it shall have the right to settle such action by licensing the Licensed Technology, or part of it, to the alleged infringer.

11.8.	Any award or settlement payment resulting from an action initiated by the Company pursuant to this Section 11 shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter shall be paid to the Company and shall be deemed Sublicense Consideration received under this Agreement, in respect of which Sublicense Fees shall be due to Yissum.

11.9.	If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit after both Parties agree on the sharing of expenses.

11.10.	The Company shall use its best efforts at its own expense to defend any action, claim or demand made by any entity against the Company or Yissum in connection with rights in the Licensed Technology and shall indemnify and hold harmless Yissum and the other Indemnitees (defined in Section 14.4 below) from and against all losses, damages and expenses arising in such regard. Each Party shall notify the other immediately upon learning of any such action, claim or demand as aforesaid.

12.	Confidentiality

12.1.	For the purposes of this Agreement (i) “Yissum Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to the Company or any of its Representatives, including, without limitation, any Company employees or other service providers who are designated to work in the laboratories of the Researcher, by Yissum or any of Yissum’s Representatives in connection with the Licensed Technology, Yissum, the University, the Researcher and other Representatives of Yissum or the University, whether in written, oral, electronic or any other form, except and to the extent that any such information: (a) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Yissum, as evidenced by the Company’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the Company or any of its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by the Company without the use of Yissum Confidential Information, as demonstrated by documentary evidence; and (ii) “Company Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed by or on behalf of the Company under this Agreement, whether in written, oral, electronic or any other form, except and to the extent that any such information: (a) was known to Yissum or the University at the time it was disclosed, other than by previous disclosure by or on behalf of the Company, as evidenced by Yissum’s or the University’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by Yissum or its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to Yissum or the University by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by Yissum or the University without the use of the Company Confidential Information, as demonstrated by documentary evidence.

12.2.	Yissum Confidential Information. The Company undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain full and absolute confidentiality of and shall not use the Yissum. Yissum Confidential Information other than for the purposes of this Agreement. The Company undertakes not to convey or disclose any of the Yissum Confidential Information to any third party without the prior written permission of Yissum. The Company shall be liable for their officers or employees or other Representatives maintaining absolute confidentiality of and not using or disclosing the Yissum Confidential Information except as expressly provided herein. The Company shall treat such Yissum Confidential Information with the same degree of care and confidentiality that it maintains or protect its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

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12.3.	Notwithstanding the foregoing, the Company may only disclose the Yissum Confidential Information:

(a)	to those of its Representatives who have a “need to know” such information as necessary for the exercise of its rights or performance of its obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement. The Company shall be responsible for ensuring that its Representatives abide by such undertakings of confidentiality; and

(b)	according to any public or governmental report obligation required due to the Company being a fully owned subsidiary of Canadian public reporting company; and security filing.

(c)	to any potential third party investor, including, any government, public foundation or private foundation, in connection with seeking potential funding for the Company, provided that such potential third party investor has executed a confidentiality and non-use agreement which imposes similar obligations to those set out in this Agreement; and

(d)	to any competent authority for the purposes of obtaining any approvals or permissions required for the exercise of the License or the implementation of this Agreement, or in the fulfillment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

(e)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority (including any Stock Exchange or over the counter exchange market or regulation then applicable to the Company or any Affiliate), provided that the Company promptly notifies Yissum thereof in order to enable Yissum to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

12.4.	The Company Confidential Information. Yissum undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain in confidence, and shall not use the Company Confidential Information other than for the purposes of this Agreement. Yissum undertakes not to convey or disclose any of the Company Confidential Information to any third party without the prior written permission of the Company. Yissum shall treat such Company Confidential Information with the same degree of care and confidentiality that each of them maintains and protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality. Notwithstanding the foregoing, Yissum’s confidentiality obligations pursuant to this Section 12 to the extent relating to the Development Results shall terminate upon termination of this Agreement.

12.5.	Notwithstanding the foregoing, Yissum may only disclose the Company Confidential Information:

(a)	to the University and to those of the Representatives of Yissum or the University who have a “need to know” such information as necessary for the exercise of Yissum’s rights or performance of Yissum’s obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement; and

16	Mupirocin R&L AGREEMENT

(b)	to any competent authority in connection with the filing and prosecution of patent applications relating to the Licensed Technology, or in the fulfillment of a legal duty owed to any competent authority; and

(c)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that Yissum promptly notifies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with Yissum’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

12.6.	Without prejudice to the foregoing, the Company shall not mention the name of the University, Yissum or the Researcher, unless required by law, in any manner or for any purpose in connection with this Agreement, the subject of the Research or any matter relating to the Licensed Technology, without obtaining the prior written consent of Yissum; provided, however, the limitation set forth herein shall not apply as provided in Section 12.8. below.

12.7.	Neither Party shall issue any press release or other media statement regarding the execution, existence or terms of this Agreement or any developments of the Licensed Technology without the prior written approval of the other Party, except as provided in Section 12.8 below.

12.8.	Notwithstanding any provision herein to the contrary, the Company shall have the right to mention the name of the University, Yissum and the Researcher and disclose information regarding the Licensed Technology, including without limitation, the existence of this Agreement, the subject matter of this Agreement, any published Licensed Patents, the subject of any Research or any general, non-confidential information relating to the Licensed Technology, without obtaining Yissum’s prior consent, in connection with any securities filings, any capital raising efforts and for public information purposes including press releases, industry conferences and media interviews.

12.9.	The provisions of this Section shall be subject to permitted publications pursuant to Section 13 below.

13.	Publications

13.1.	Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology, the Development Plan, the Development Results or the Product, which are subject to the terms and conditions of this Agreement, are published by it or the Researcher, without first seeking the written consent of the Company.

13.2.	The Company undertakes to reply to any such request for publication by Yissum within forty-five (45) days of its receipt of a request in connection with the publication of articles in scientific journals, and within fourteen (14) days of its receipt of a request in connection with article abstracts. The Company may only decline such a request upon reasonable grounds, which shall be fully detailed in writing, requiring the postponement of such publication because it contains patentable subject matter for which patent protection should be sought, or the removal of any Company Confidential Information. The Company’s failure to respond within the specified periods set forth above shall permit the submission of the proposed publication without any further delays.

13.3.	Should the Company decide to object to publication as provided in sub-Section 13.2, the publication shall be postponed for a period of not more than three (3) months from the date the publication was sent to the Company, to enable the filing of an appropriate patent application, or until the removal of the Company Confidential Information. Thereafter, the publication will automatically be permitted.

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13.4.	The provisions of this Section 13 shall not prejudice any other right, which either party has pursuant to this Agreement or at law.

13.5.	For the avoidance of doubt, the prohibitions with respect to disclosure and publication set out in Sections 12 and 13 shall not apply to internal research and educational activities at the University for the Researcher and University employees provided that such persons are subject to written obligations of confidentiality substantially similar to those set forth in Section 12.

14.	Representations by Yissum

14.1.	This Agreement has been duly authorized by all necessary corporate action of Yissum and is a valid and binding corporate obligation of Yissum enforceable against it in accordance with its terms.

14.2.	At the Effective Date, all right, title and interest in and to the Licensed Technology is owned by Yissum and neither Yissum, the Researcher nor any other person then acting on the behalf of either of them is licensing or granting any rights which contradict the License rights set forth in this Agreement to any person, or agreed to license to any person, the Licensed Technology.

14.3.	As of the Effective Date, Yissum has not received any written notice that any action or proceeding related to the Licensed Technology has been initiated or threatened against the University, Yissum or the Researcher, before any court, arbitration board or tribunal or administrative or other governmental agency, including by way of any letter of demand, legal suit or proceeding contesting the ownership of the Licensed Patents or the validity of the Licensed Patents, or claiming that the practice of the Licensed Patents or the Licensed Technology would infringe the rights of such third party.

15.	Liability and Indemnity

15.1.	TO THE EXTENT PERMITTED BY THE APPLICABLE LAW AND EXCEPT AS OTHERWISE PROVIDED HEREIN, YISSUM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY. IN PARTICULAR, YISSUM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE VALIDITY OF ANY OF THE LICENSED PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY. YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER YISSUM NOR THE RESEARCHER, NOR THE UNIVERSITY, NOR THE REPRESENTATIVES OF YISSUM OR OF THE UNIVERSITY SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT OR THE EXERCISE OF THE LICENSE, INCLUDING, (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT; (ii) THE USE OF THE LICENSED TECHNOLOGY; OR (iii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

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15.2.	IN NO EVENT SHALL YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE REPRESENTATIVES OF YISSUM OR OF THE UNIVERSITY BE LIABLE TO THE COMPANY OR ANY OF ITS AFFILIATES OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THE COMPANY OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT EXCEPT IN CASE AS A RESULT OF GROSS NEGLIGENCE OR DELIBERATE ACTION OR OMISSION DONE BY YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE REPRESENTATIVES OF YISSUM OR OF THE UNIVERSITY.

IN NO EVENT SHALL THE COMPANY BE LIABLE TO YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE REPRESENTATIVES OF YISSUM OR OF THE UNIVERSITY OR ANY OF THEIR RESPECTIVE AFFILIATES OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY ANY OF THEM OR THEIR RESPECTIVE AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT EXCEPT IN CASE AS A RESULT OF GROSS NEGLIGENCE OR DELIBERATE ACTION OR OMISSION DONE BY THE COMPANY.

15.3.	The Company shall be liable for any actual direct loss, injury or damage whatsoever caused directly or suffered by its employees or any Representatives of Yissum or the University (including the Researcher and his team), by reason of the Company’s acts or omissions pursuant to this Agreement or by reason of any use made by the Company, its Representatives, Affiliates, Subcontractors, and the Sublicensees and their respective business associates and customers of the Licensed Technology, the Development Results or any Product or exercise of the License, except for any direct loss, injury or damage arising from the willful misconduct or gross negligence of Yissum or its Representatives.

15.4.	The Company undertakes to compensate, indemnify, defend and hold harmless Yissum, the University, and any of their respective Representatives (including the Researcher and his team) (herein referred to jointly and severally as “Indemnitees”) from and against any claim, investigation or liability brought by a third party including, product liability, damage, loss, costs and expenses, including legal costs, attorneys’ fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of any acts or omissions of the Company, its Representatives, Affiliates, Subcontractors, and the Sublicensees, or which derive from the development, manufacture, marketing, sale, use or other exploitation, or sublicensing (as applicable) of any Product, or Licensed Technology, or the exercise of the License except in case such claim, investigation or liability is a result of gross negligence or willful misconduct by an Indemnitee.

15.5.	Prior to the commencement of any clinical trials, the Company or an Affiliate shall procure and maintain, at its own cost and expense, comprehensive general liability insurance in amounts as are industry standard for similar circumstances. Such comprehensive general liability insurance shall provide contractual liability coverage for the Company’s indemnification under this Agreement and in particular as stated above in Section 15.4.

Beginning at the time any Product shall be commercially distributed or sold by the Company or by a Sublicensee, but in any event no later than the First Commercial Sale, the Company, its Affiliates or Sublicensee (if applicable) shall procure and maintain at their own cost and expense, in addition to the above general liability insurance, product liability insurance, in amounts that are standard in the industry for similar products.

15.6.	The insurance coverage required under Section 15.5 above shall not be construed to create a limit of the Company’s liability with respect to its indemnification under this Agreement. The Company shall name Yissum as an additional insured without any right of subrogation against Yissum in all such insurance policies.

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15.7.	The Company shall provide Yissum with written evidence of such insurance upon request. The Company shall provide Yissum with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If the Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Yissum shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

15.8.	The Company shall maintain, at its own expense, liability insurance as set forth in Section 15.5 above, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate or a Sublicensee, and thereafter as required by applicable laws.

16.	Termination of the Agreement

16.1.	The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 16, shall continue in full force and effect until the expiration of the License Term, as set forth in Section 4 above.

16.2.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

16.2.1.	immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a permanent receiver or liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings. Each of the Parties undertakes to notify the other within seven (7) days if any of the abovementioned events occur; or

16.2.2.	upon material breach of this Agreement, including Yissum’s non-compliance with the terms of the Research Program, where such breach has not been remedied within ninety (90) days from the breaching Party’s receipt of written notice from the non-breaching Party requiring such remedy, provided, however, if the material breach is based on a Party’s failure to pay the other Party amounts due pursuant to the terms of this Agreement, the remedy period shall be forty-five (45) days.

16.3.	In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, and so long as Yissum continues to be compliant with the terms of this Agreement, Yissum shall be entitled to immediately terminate this Agreement upon written notice to the Company in the following circumstances:

16.3.1.	failure to comply with Section 5.4 above;

16.3.2.	if an attachment is made over the Company’s assets or if execution proceedings are taken against the Company and the same are not set aside within ninety (90) days of the date the attachment is made or the execution proceedings are taken or the Company seeks protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors and such act is not cancelled within ninety (90) days of the performance thereof;

16.3.3.	uncured lapse of insurance coverage under Section 15 above;

16.3.4.	if the Company, its Affiliate or a Sublicensee initiates, supports or makes a Challenge Proceeding as detailed in Section 11.2 above.

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16.4.	The Company shall be entitled to terminate this Agreement without cause by giving forty-five (45) days written notice to Yissum.

16.5.	Notwithstanding the foregoing, in the event that any notice period set forth in this Section 16 encompasses the Jewish holidays occurring during the Jewish month of Tishrei, the Party receiving the notice will have an additional twenty (20) days in which to cure any breach alleged to have occurred.

16.6.	Upon termination of this Agreement for any reason other than the expiration of its term, the License shall terminate, the Licensed Technology and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

The Company shall return or transfer to Yissum, within thirty (30) days of termination of the License, all material, in soft or hard copy, relating to the Licensed Technology or Products connected with the License, and it may not make any further use thereof. In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to Yissum under this Agreement, subject to the Company’s right to Development Reimbursement, as set forth below. Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow access to Yissum or its representatives for this purpose.

16.7.	The Company, with the assistance of Yissum, will prepare and present all regulatory filings necessary or appropriate in any country and will obtain and maintain any regulatory approval required to market Products in any such country, at all its own expense. Company will solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that (1) Company will provide copies thereof to Yissum on an on-going basis and (2) without derogating from the Company’s assignment undertaking in this Section 16.7 below, upon termination of the License (in whole or in part), Company agrees that Yissum shall have the right, on its own or via third parties, to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Company and its Affiliates with any regulatory authority in furtherance of applications for regulatory approval in the relevant country with respect to Products.

Upon the termination of the Agreement for any reason other than the expiration of its term or due to an uncontested, uncured breach by Yissum (as set forth in Section 15.2.2 above), the Company shall transfer and assign to Yissum all of the Development Results and any information and documents, in whatever form, relating thereto, including any data, results, regulatory information (including applications, registrations, licenses, authorizations, approvals and all clinical studies, tests, and manufacturing batch records relating to a Product, and all data contained in any of the foregoing) and files that relate to the Licensed Technology or the Product(s) (collectively, the “Assigned Development Results”). The Company shall fully cooperate with Yissum to effect such transfer and assignment and shall execute any document and perform any acts required to do so.

In the event that the Development Results transferred and assigned to Yissum shall be licensed to a third party and shall generate license fees or royalties or sublicense fees to Yissum or Yissum’s designate or any assignee, then Yissum shall pay to the Company 25% of the Net Proceeds (as defined below) actually received by Yissum or Yissum’s designate or any assignee in respect of such license to such third party, until such time as the Company shall have received, in aggregate, the full amount of the documented out-of-pocket expenses actually incurred by the Company pertaining to the Development Results, less any amounts received or receivable by the Company from third parties in connection with the Licensed Technology or Development Results prior to the transfer and assignment of the Development Results to Yissum, as certified by external independent auditors agreed upon by the Parties (the “Development Reimbursement”). Yissum shall pay to the Company amounts, if any, payable under these provisions within thirty (30) days of receipt of the relevant Net Proceeds. For the purpose of this section, “Net Proceeds” means royalties or license fees actually received by Yissum or Yissum’s designate or any assignee in respect of such license with a third party (excluding funds for research or development at the University, or payments for the supply of services) after deduction of unreimbursed costs and expenses resulting from the termination of this Agreement, including without limitation unreimbursed patent costs.

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Without derogating from the force and effect of the foregoing assignment undertaking, the Parties acknowledge and agree that if under applicable law the aforesaid assignment undertaking will not be fully enforceable, then the part (if any) of such undertaking which is enforceable shall remain in full force and effect, and the part (or whole) which is not enforceable shall be automatically replaced with an irrevocable grant by the Company to Yissum, binding upon all of the Company’s acquirers, successors and assignees, of an unrestricted, perpetual, irrevocable, worldwide, royalty-free, license to use, exploit, transfer and sublicense (on a multi-tier basis) the Assigned Development Results, for any and all purposes and uses. To the extent permitted by applicable law, such license will be exclusive.

16.8.	Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the License shall release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s termination or the License’s expiration.

In addition, Sections 8, 9, 12, 14, 15, 16 and 18 shall survive the termination of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

17.	Law

17.1.	The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed exclusively by Israeli law without application of any conflict of law principles that direct that the laws of another jurisdiction apply and jurisdiction shall be granted to the competent court in Jerusalem exclusively, except that Yissum may bring suit against the Company in any other jurisdiction outside the State of Israel in which the Company has assets or a place of business. The Company undertakes not to object to the enforcement against it of writs and decisions issued by any other jurisdiction outside the State of Israel under such circumstances. The Company hereby waives any immunity it may have against enforcement of any judgment so obtained against it by Yissum and waives any rights or claims that it may have with respect to forum non-conveniens.

17.2.	Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality, or the exploitation and use of the Licensed Technology may cause irreparable harm, that may be difficult to ascertain and that monetary damages may not afford an adequate remedy. Accordingly, in addition to all other rights and remedies that may be available to the non-breaching Party under this Agreement or by law, such Party shall be entitled to seek, in the courts and under the law mutually agreed to in Section 16.1 above, injunctive relief without proof of damages.

18.	Miscellaneous

18.1.	Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and Yissum. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

18.2.	Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Parties, which consent shall not be unreasonably denied, conditioned or delayed. Despite the above, Yissum hereby consents to an assignment of all or part of Company’s rights or obligations, in whole or in part, to any Affiliate, whether or not existing as of the date hereof, as long as Yissum’s rights or obligations according to the Agreement will not be diminished in any way, and provided that such Affiliate shall agree in writing to be bound to Yissum by all of the terms of this Agreement. Notwithstanding anything contained herein to the contrary, the Company may assign the Agreement, in whole or in part, without the prior consent of Yissum in connection with (i) a sale of all or substantially all of the assets or the business of the Company and its Affiliates, including without limitation, a license of the Know How or the Licensed Technology or (ii) a sale of a product line or other part of the business including the ownership of any or all of the Licensed Technology, provided that the purchaser, assignee or licensee, as the case may be, assumes all of the obligations of the Company in the Agreement.

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18.3.	No waiver. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. The failure or delay of a Party to claim the performance of an obligation of another Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

18.4.	Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

18.5.	Legal Costs. Each Party shall bear its own legal expenses involved in the negotiation and drafting of this Agreement.

18.6.	Disclosure of Agreements with Researcher. The Company shall disclose to Yissum any existing agreement or arrangement of any kind with the Researcher or any representative of the Researcher and shall not enter into any such agreement or arrangement without the prior written consent of Yissum.

18.7.	Taxes. Monetary amounts mentioned in this agreement do not include value added tax (“VAT”), or any duties or other taxes.

18.8.	Severability. The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

18.9.	In the event that the Parties fail to agree within thirty (30) days, and in any other dispute between the Parties which is not settled amicably, the dispute shall be settled by mediation in front of a single mediator agreed upon by the Parties, and if not settled by mediation within 30 days after any of the Parties’ requests an appointment of a mediator in writing, even in case of lack of consent to the appointment of a specific mediator, the Parties shall apply to the authorized civil court in the district of Tel-Aviv, Israel.

18.10.	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party’s personnel), pandemics, epidemics, acts of God or acts, omissions or delays in acting by any governmental authority provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

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18.11.	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

18.12.	Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the Effective Date. This entire agreement, and all the obligations included with in, and the manner and extent the Company is subject to them, are and will be subject to rules and regulations as may be from time to time, which the Company is subject to as a fully owned subsidiary of a public traded company in the Canadian Security Exchange (CSE) Calgary, Canada.

18.13.	Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings or other communication, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

19.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile, electronic mail or by registered mail or served personally at the following addresses:

To Yissum at:

Yissum Research Development Company

of the Hebrew University of Jerusalem Ltd.

P.O. Box 39135,

Jerusalem 91390

Israel

Facsimile: 972-2-6586689

Email: generalcounsel@yissum.co.il

To the Company at:

Lipovac Ltd.

9 Mezada Street, Bnei Brak, Israel

Email: Yoram Drucker ydym@bezeqint.net

With a copy to Email: david@aboudilegal.com

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven (7) days after being posted by prepaid registered mail. Any notice sent by facsimile or electronic mail shall be deemed to have been received by the next business day after receipt of confirmation of transmission (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein).

Signatures on next page

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IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD.,	LIPOVAC LTD.

	By:	/s/ Yoram Drucker
	Name:	Yoram Drucker
	Title:	CEO

I the undersigned, Prof. Yechezkel Barenholz, have reviewed, am familiar with and agree to all the above terms and conditions. I hereby undertake to cooperate fully with Yissum to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Yechezkel Barenholz	November 24, 2022
Prof. Yechezkel Barenholz	Date signed

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Appendix A

LICENSED PATENTS

Description of Technology & Existing Know-How

Title: LIPOSOMAL MUPIROCIN

Researchers: Barenholz Yechezkel (Main), Cern Ahuva, Goldblum Amiram

Patent ID	Status	Country	Application Date	Application Number	Patent Date	Patet Number
4129-00	Expired	US	10/04/2014	61/977,731		8,673,285
4129-01	NP-Entry	PCT	08/04/2015	PCT/IL2015/050376
4129-02	Granted	Japan	08/04/2015	2017-504294	13/03/2020	6676035
4129-03	Granted	India	08/04/2015	201627035738	23/11/2020	351893
4129-04	Granted	Europe	08/04/2015	15722359.5	29/08/2018	3142642
4129-05	Granted	US	08/04/2015	15/303,131	26/06/2018	10,004,688
4129-06	Examination	China	08/04/2015	2015800191177

Title: LIPOSOMAL MUPIROCIN AND USES THEREOF FOR GASTROINTESTINAL TREATMENT

Researchers: Barenholz Yechezkel (Main), Goldblum Amiram, CERN Ahuva

Patent ID	Status	Country	Application Date	Application Number	Patent Date	Patent Number
6335-04	Filed	US	16/09/2022	63/376,203

Title: PEGylated nano-liposomal colistin

Researchers: Barenholz Yechezkel (Main), CERN Ahuva, HOD Atara

Patent ID	Status	Country	Application Date	Application Number	Patent Date	Patent Number
6658-03	Filed	US	20/06/2022	63/366,647

Title: Nano-mupirocin: targeting tumor-colonized Fusobacterium nucleatum

Researchers: Barenholz Yechezkel (Main), CERN Ahuva, Goldblum Amiram, Bachrach Gilad Benjamin

Patent ID	Status	Country	Application Date	Application Number	Patent Date	Patent Number
6814-01	Filed	US	27/12/2021	63/266,013

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KNOW-HOW

1.	Characterization of raw materials.

2.	Optimization and scale up for production and purification methods

3.	Methods of production and characterization of the Intramuscular, Intradermal and Intranasal formulations for optimal level of antibodies and cellular immune responses including formulation and lyophilization optimizations.

4.	Load count methods

5.	Stability testing

6.	Sterility and immunogenicity testing.

YISSUM	THE COMPANY

	By:	/s/ Yoram Drucker
	Name:	Yoram Drucker
	Title:	CEO

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